Exhibit 10.19

DATED                        2018

EURODRY LTD. (1)
as Guarantor

NORDDEUTSCHE LANDESBANK GIROZENTRALE          (2)
as Security Trustee

___________________________________

CORPORATE GUARANTEE
____________________________________

INCE & CO
 PIRAEUS

CONTENTS

Clause		Page
1	Definitions and constructions	1
2	Guarantee	2
3	Payments and Taxes	5
4	Representations and warranties	6
5	Undertakings	10
6	Benefit of this Guarantee	13
7	Notices and other matters	13
8	Jurisdiction	15
9	Governing Law	17
Schedule Form of Compliance Certificate		18

THIS GUARANTEE is dated the           day of           2018
BETWEEN:
(1)
EURODRY LTD. a company incorporated in the Marshall Islands and whose registered agent's address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the "Guarantor"); and

(2)	NORDDEUTSCHE LANDESBANK GIROZENTRALE a company incorporated in Germany acting through its office at Friedrichswall 10, 30159 Hannover, Germany (the "Security Trustee").
WHEREAS:
(A)
By a loan agreement dated 17 February 2016 (as amended by a supplemental agreement letter dated 7 September 2017 and a second supplemental agreement dated 2018, the "Loan Agreement") and made between (i) Kamsarmax One Shipping Ltd of the Marshall Islands as borrower (the "Borrower"), (ii) Norddeutsche Landesbank Girozentrale as lender, (iii) Norddeutsche Landesbank Girozentrale as agent and security trustee and (iv) Norddeutsche Landesbank Girozentrale as swap bank (the "Swap Bank") it was agreed that the Lender would make available to the Borrower a loan facility of (originally) up to USD16,560,000 (the "Loan).

(B)
The Banks have appointed the Security Trustee as their security trustee and pursuant to a deed of trust dated 17 February 2016 executed by the Security Trustee as trustee, the Security Trustee agreed to hold, receive, administer and enforce this Deed for and on behalf of the Banks.

(C)
The Borrower may enter into one or more Transactions (as such term is defined in the 2002 ISDA Master Agreement dated as of 17 February 2016) and made between (1) Borrower and (2) the Swap Bank (the "Master Agreement")) as evidenced by one or more Confirmations (as such term is defined in the Master Agreement) which are governed by the Master Agreement.

(D)
Pursuant to the Loan Agreement, and as a condition precedent to the Lender agreeing to make the Loan or any part thereof available to the Borrower, the Guarantor has, amongst other things, agreed to execute and deliver this Guarantee in favour of the Security Trustee.

IT IS AGREED as follows:
1	DEFINITIONS AND CONSTRUCTIONS
1.1	Defined expressions
Word and expressions whose meanings are defined in the Loan Agreement shall, unless the context otherwise requires, have the same meanings when used in this Guarantee.  The expression "Expenses" shall have the meaning set forth in clause 1.2 of the Mortgage.
1.2	Definitions
In this Guarantee, unless the context otherwise requires:
 "Compliance Certificate" means a certificate substantially in the form set out in the schedule signed by the chief financial officer of the Guarantor;

"Guarantee" includes each separate or independent stipulation or agreement by, or obligation of, the Guarantor contained in this Guarantee; and
"Guaranteed Liabilities" means all moneys, obligations and liabilities which are the subject of the undertakings of the Guarantor in clauses 2.1 and 2.2 of this Guarantee.
1.3	Construction
The provisions of clauses 1.3 and 1.4 of the Loan Agreement shall apply to this Guarantee as if references therein to "this Agreement" were to this Guarantee and otherwise mutatis mutandis.
1.4	Third parties
No part of this Guarantee shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 of England and Wales by a person who is not a party to this Guarantee.
2	GUARANTEE
2.1	Covenant to pay/Guarantee
In consideration of the Lender making or continuing loans or advances to, or otherwise giving credit or granting banking facilities or accommodation or granting time to, the Borrower in accordance with the terms and conditions of the Loan Agreement and the Swap Bank having agreed to enter into the Master Agreement, whenever the Borrower fails to make payment when due of any sum whatsoever under the Loan Agreement, the Master Agreement and/or the other Security Documents, or fails to discharge or perform any of its obligations under the Loan Agreement, the Master Agreement and/or any other Security Document, the Guarantor hereby absolutely, irrevocably and unconditionally undertakes as primary obligor and not as mere surety to pay to the Security Trustee, on demand by the Security Trustee all such monies (including, without limitation, principal, interest and Expenses) and to perform or procure the performance or discharge of all such obligations and  liabilities whatsoever, whensoever and howsoever arising, as are now or may hereafter become due, owing or incurred by the Borrower to the Banks under or pursuant to the Loan Agreement, the Master Agreement and the Security Documents or any of them when such monies, obligations or liabilities have become due or owing or have been incurred whether by acceleration or otherwise, or are present, future or contingent, joint or several, incurred as principal or surety, originally owing to the Banks or purchased or otherwise howsoever acquired by the Banks, denominated in any currency or incurred on any banking account or in any manner whatsoever.
Such liabilities shall, without limitation, include interest (as well after as before judgment) to date of payment at such rate as at the time is equal to the rate payable under the Loan Agreement.
2.2	Guarantor as principal debtor; indemnity
The Guarantor, as primary obligor and as a separate and independent obligation and liability from its obligations and liabilities under clause 2.1, irrevocably and unconditionally agrees to indemnify the Security Trustee on demand against all liabilities, damages, losses, costs and expenses suffered or incurred by the Security Trustee arising from or in connection with any failure of the Borrower to perform or discharge any purported obligation or liability which would prima facie have been the subject of this Guarantee but is not or ceases to be valid or enforceable against the Borrower for any reason whatsoever.

2.3	No security taken by Guarantor
The Guarantor warrants to the Security Trustee that it has not taken or received, and undertakes, for so long as this Guarantee remains in force, not to take or receive the benefit of any security from the Borrower or any other person in respect of or extending to the Guaranteed Liabilities.
2.4	Interest
The Guarantor agrees to pay interest (to the extent that such interest is not paid by the Borrower) from the date upon which the Borrower fails to make payment under the Loan Agreement or any Security Documents to which it is a party (or if earlier, from the date when the legal liability of the Borrower to pay interest under the Loan Agreement ceased by reason of the provisions or enactments relating to bankruptcy, insolvency or otherwise) until payment has been effected in full of all moneys, obligations and liabilities hereby guaranteed, such interest to be payable before and after judgment at such rate as would at that time be equal to the rate of interest payable under clause 3.5 of the Loan Agreement.
2.5	Continuing security and other matters
Subject to Clause 2.3, this Guarantee is a continuing security and shall:
2.5.1
secure the ultimate balance from time to time owing to the Banks or any of them by the Borrower under any Security Document to which it is a party, notwithstanding any settlement of account or other matter whatsoever;

2.5.2
be in addition to and shall not merge with or otherwise prejudice or affect any other present or future Encumbrance, security, guarantee, power, right or remedy now or hereafter held by or available to the Banks or any of them or the Swap Bank; and

2.5.3
not be in any way prejudiced or affected by the existence of any such Encumbrance, security, guarantee, power, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Banks or any of them or the Swap Bank dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable.

2.6	Liability unconditional
The Guarantor acknowledges and agrees that none of the Guaranteed Liabilities shall be reduced, released or otherwise howsoever adversely affected by any circumstances, event, action, matter or thing whatsoever, howsoever arising, including, without limitation:
2.6.1	any renewal, variation, determination or increase in any accommodation or credit given by the Security Trustee to the Borrower;
2.6.2	any time or waiver granted to or composition with the Borrower or any other person;
2.6.3
any variation, extension, release, discharge, compromise, dealing with, exchange or renewal of any right or remedy which the Banks or any of them may now or hereafter have from or against the Borrower and any other person in respect of any of the obligations and liabilities of the Borrower and any other person;

2.6.4	any act or omission by the Security Trustee or any other person in taking up, perfecting or enforcing any security or guarantee from or against the Borrower or any other person;
2.6.5
the administration, insolvency, bankruptcy, liquidation, winding-up, incapacity, limitation, disability or the discharge by operation of law of the Borrower or any change in the constitution, name and style of the Borrower or any other person; or

2.6.6
any invalidity, irregularity, unenforceability, act or omission which might have discharged or affected the liability of the Guarantor had it been a mere surety in respect of the Guaranteed Liabilities or by anything done or omitted by any person which but for this provision might operate to exonerate or discharge the Guarantor or otherwise reduce or extinguish its liability under this Guarantee.

2.7	Cumulative remedies
The Security Trustee shall not be obliged to make any claim or demand on the Borrower or to resort to any Encumbrance, security, guarantee, power, right or remedy or other means of payment now or hereafter held by or available to it before enforcing this Guarantee and no action taken or omitted by the Security Trustee in connection with any such Encumbrance, security, guarantee, power, right or remedy or other means of payment shall discharge, reduce, prejudice or affect the liability of the Guarantor under this Guarantee nor shall the Security Trustee be obliged to apply any money or other property received or recovered in consequence of any enforcement or realisation of any such Encumbrance, security, guarantee, power, right or remedy or other means of payment in reduction of the Guaranteed Liabilities.
2.8	Non-Competition
Until all the Guaranteed Liabilities have been irrevocably paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) the Guarantor shall not by virtue of any payment made, security realised or moneys received for or on account of the Guarantor's liability hereunder:
2.8.1	be subrogated to any rights, security or moneys held, received or receivable by the Borrower or be entitled to any right of contribution;
2.8.2
be entitled and shall not claim to rank as creditor against the assets or in the bankruptcy or liquidation of the Borrower in competition with the Security Trustee or from any other person liable or demand or accept any other Encumbrance, security, guarantee, power, right or remedy in respect of the same or dispose of the same;

2.8.3	take any step to enforce any right against the Borrower or any other person liable in respect of any Guaranteed Liabilities; or
2.8.4
claim any set‑off or counterclaim against the Borrower or any other person liable or claim or prove in competition with the Security Trustee in the liquidation of the Borrower or any other person liable or have the benefit of, or share in, any payment from or composition with, the Borrower or any other person liable or any other Encumbrance, security, guarantee, power, right or remedy now or hereafter held by the Security Trustee for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable but so that, if so directed by the Security Trustee, it will prove for the whole or any part of its claim in the liquidation of the Borrower or any other person liable on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Security Trustee and applied in or towards discharge of the Guaranteed Liabilities in such manner as the Security Trustee shall deem appropriate.

2.9	Application of moneys
Any monies received in connection with this Guarantee will be applied towards the discharge of the Guaranteed Liabilities in accordance with the Loan Agreement.
2.10	Settlements conditional
Any release, discharge or settlement between the Guarantor and the Security Trustee shall be conditional upon no security, disposition or payment to the Security Trustee by the Borrower or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, insolvency or administration or for any other reason whatsoever and if such condition shall not be fulfilled the Security Trustee shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.
2.11	Guarantor to pay and deliver up certain property
If, contrary to clauses 2.3 or 2.8, the Guarantor takes or receives the benefit of any security or receives or recovers any money or other property, from the Borrower, such security, money or other property shall be held on trust for the Security Trustee and shall be delivered or paid, as appropriate, to the Security Trustee on demand.
2.12	Release of this Guarantee
Upon irrevocable payment and discharge in full to the satisfaction of the Security Trustee of the Outstanding Indebtedness the Security Trustee shall, at the request and cost of the Guarantor, release the Guarantor from its obligations under this Guarantee.
3	PAYMENTS AND TAXES
3.1	Time for Payment
All amounts payable by the Guarantor under or pursuant to this Guarantee shall be paid to such accounts at such banks as the Security Trustee may from time to time direct to the Guarantor in Dollars in same day funds for immediate value.
3.2	No set-off or counterclaim
All payments to be made by the Guarantor pursuant to this Guarantee shall, subject only to clause 3.3, be made free and clear of and without deduction for or on account of any taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.
3.3	Grossing up for Taxes
If at any time the Guarantor must make any deduction or withholding in respect of Taxes (other than a FATCA Deduction) or deduction in respect of any duty, assessment or other charge or otherwise from any payment due under this Guarantee for the account of any Bank or if the Security Trustee must make any deduction or withholding from a payment to another Bank or withholding in respect of Taxes from any payment due under this Guarantee, the sum due from the Guarantor in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Guarantor must indemnify each Bank against any losses or costs incurred by it by reason of any failure of the Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. Provided however that if any Bank or the Security Trustee shall be or become entitled to any Tax credit or relief in respect of any Tax which is deducted from any payment by the Guarantor and it actually receives a benefit from such Tax credit or relief in its country of domicile, incorporation or residence, the relevant Bank or the Security Trustee, as the case may be, shall, subject to any laws or regulations applicable thereto, pay to the Guarantor after such benefit is effectively received by the relevant Bank or the Security Trustee, as the case may be, such amounts (which shall be conclusively certified by the Security Trustee) as shall ensure that the net amount actually retained by the relevant Bank or the Security Trustee, as the case may be, is equal to the amount which would have been retained if there had been no such deduction. The Guarantor must promptly deliver to the Security Trustee any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

3.4	Currency indemnity
If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Guarantor or the liquidation of the Guarantor or for any other reason whatsoever, any payment under or in connection with this Guarantee is made or falls to be made in a currency (the "payment currency") other than the currency in which such payment is due under or in connection with this Guarantee (the "contractual currency") then to the extent that the amount of such payment actually received by the Security Trustee, when converted into the contractual currency at the rate of exchange, falls short of the amount due under or in connection with this Guarantee, the Guarantor, as a separate and independent obligation, shall indemnify and hold harmless the Security Trustee against the amount of such shortfall. For the purpose of this clause "rate of exchange" means the rate at which the Security Trustee is able on or about the date of such payment to purchase the contractual currency with the payment currency and shall take into account any premium and other costs of exchange with respect thereto.
4	REPRESENTATIONS AND WARRANTIES
4.1	Continuing representations and warranties
The Guarantor represents and warrants that:
4.1.1	Due incorporation
the Guarantor is duly incorporated and validly existing in good standing, under the laws of  its country of incorporation, as a corporation and has power to carry on its business as it is now being conducted and to own its property and other assets to which it has unencumbered legal and beneficial title;
4.1.2	Corporate power to guarantee
the Guarantor has the power to execute, deliver and perform its obligations, and, as the case may be, to exercise its rights, under this Guarantee and the Security Documents to which it is a party; all necessary corporate, shareholder (if appropriate) and other action has been taken to authorise the execution, delivery and on the execution of such Security Documents, performance of the same and no limitation on the powers of the Guarantor incur liability or to guarantee or howsoever provide or grant security will be exceeded as a result of this Guarantee;
4.1.3	Binding obligations
this Guarantee and the Security Documents to which it is a party when executed, will constitute the valid and legally binding obligations of the Guarantor enforceable in accordance with their respective terms and admissible in evidence;
4.1.4	No conflict with other obligations
the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Guarantee and the Security Documents to which it is a party will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Guarantor is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of the Guarantor  or (iv) result in the creation or imposition of, or oblige the Guarantor to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues the Guarantor;

4.1.5	No Default
no Default has occurred;
4.1.6	No litigation or judgments
no Proceedings are current, pending or, to the knowledge of the officers of the Guarantor, threatened against the Guarantor or its assets which could have a Material Adverse Effect and there exist no judgments, orders, injunctions which would materially affect the ability of the Guarantor to perform its obligations under the Security Documents to which it is a party;
4.1.7	No filings required
it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee or any of the Security Documents to which it is a party that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of such Security Documents and each of the Security Documents to which it is a party is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;
4.1.8	Required Authorisations and legal compliance
all Required Authorisations have been obtained or effected and are in full force and effect and the Guarantor has in no way contravened any applicable law, statute, rule or regulation (including all such as relate to money laundering);
4.1.9	Choice of law
the choice of English law to govern this Guarantee and the other Security Documents to which it is party and the submission herein by the Guarantor to the jurisdiction of the English courts and performance of associated obligations are valid and binding;
4.1.10	No immunity
neither the Guarantor nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever; and
4.1.11	Financial statements correct and complete
the latest audited and unaudited consolidated financial statements of the Guarantor in respect of the relevant financial year or quarter as delivered to the Agent present or will present fairly and accurately the consolidated financial position of the Guarantor as at the date thereof and the consolidated results of the operations of the Guarantor for the financial year ended on such date and, as at such date, neither the Guarantor nor any of its subsidiaries had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;
4.1.12	Pari passu
the obligations of the Guarantor under this Guarantee are direct, general and unconditional obligations ranking at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Guarantor except for obligations which are mandatorily preferred by operation of law and not by contract;

4.1.13	Information / Material Adverse Effect
all information whatsoever provided by the Guarantor to the Agent in connection with the negotiation and preparation of this Guarantee or the Security Documents to which it is a party or otherwise provided hereafter in relation to, or pursuant to this Guarantee or such Security Documents is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein and there has not occurred any event which could have a Material Adverse Effect on the Guarantor since such information was provided to the Agent; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading;
4.1.14	No withholding Taxes
no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by the Guarantor under this Guarantee or the Security Documents to which it is a party or are imposed on or by virtue of the execution or delivery by the Guarantor of this Guarantee or such Security Documents or any other document or instrument to be executed or delivered under this Guarantee or such Security Documents;
4.1.15	Copies true and complete
the Certified Copies of the constitutional documents of the Guarantor delivered or to be delivered to the Agent pursuant to clause 9.1 of the Loan Agreement are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;
4.1.16	Tax and other fiscal returns
the Guarantor has filed all tax and other fiscal returns required to be filed by any tax authority to which it is subject;
4.1.17	Office in England
the Guarantor does not have an office in England;
4.1.18	Prohibited Persons, unlawful activity
(a)
to the best of its knowledge, none of the shares in the Borrower nor in the Vessel are or will be at any time during the Facility Period legally and beneficially owned and controlled by a Prohibited Person;

(b)
to the best of its knowledge, no Prohibited Person has or will have at any time during the Facility Period any legal or beneficial interest of any nature whatsoever in any of the shares of any of the Security Parties (other than in relation to the Guarantor); and

(c)
to the best of its knowledge, no title in any property or other assets subject to an Encumbrance created by a Security Document has been obtained in breach of any existing applicable law, statute, rule or regulation to which any Security Party is subject;

4.1.19	Insolvency
the Guarantor is not unable nor has admitted inability to pay its debts as they fall due, has not suspended making payments on any of its debts nor has announced an intention to do so, is not nor has become insolvent; nor has negative net worth (taking into account contingent liabilities), nor has suffered the declaration of a moratorium in respect of any of its Indebtedness;
4.1.20	Ownership of Borrower
all the shares in the Borrower are legally owned and controlled by the Guarantor and are not held on trust for any third party; and
4.1.21	Accounting reference date
the Guarantor's accounting reference date is 31 December;
4.2	Repetition of representations and warranties
On each day throughout the Facility Period the Guarantor shall be deemed to repeat the representations and warranties in clause 4 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.
5	UNDERTAKINGS
5.1	General
The Guarantor undertakes that, from the date of this Guarantee until the end of the Facility Period, it will:
5.1.1	Notice of Default and Proceedings
promptly notify the Agent of (a) any Default and of any other circumstances or occurrence which might adversely affect its ability to perform its obligations on time under this Guarantee and (b) as soon as the same is instituted, details of any Proceedings involving the Guarantor which could have a Material Adverse Effect on the Guarantor and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing and no such Proceedings are on foot or threatened;
5.1.2	Authorisation
obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Agent with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law (whether or not in a Pertinent Jurisdiction) for the continued due performance of all its obligations under this Guarantee;
5.1.3	Corporate Existence/Ownership
ensure that the Guarantor maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Marshall Islands;

5.1.4	Pari passu
ensure that its obligations under this Guarantee shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;
5.1.5	Financial statements
send to the Agent (or procure that is sent):
(a)
as soon as possible, but in no event later than 180 days after the end of each of its financial years, annual audited (prepared in accordance with US GAAP by a first class international firm of accountants) consolidated financial statements of the Guarantor (commencing with the financial year ending 31 December 2018), together with updated details (in a form acceptable to the Agent) of all off-balance sheet and time-charter hire commitments of the Vessel; and

(b)
as soon as possible, but in no event later than 120 days after the end of each 3 month period in each of its financial years, the unaudited consolidated financial statements of the Guarantor for that 3 month period;

5.1.6	Compliance Certificates
deliver to the Agent on the date on which the audited consolidated accounts are delivered under clauses 5.1.5(a) a Compliance Certificate together with such supporting information as the Agent may reasonably require;
5.1.7	Financial Covenants
procure that
(a)	the Net Worth of the Group will at all times exceed USD15,000,000;
(b)	commencing on 1 March 2020, the Group maintains a market capitalisation of no less than USD15,000,000; and
(c)	the Total Liabilities divided by the Total Assets shall at all times be less than 75%;
5.1.8	Provision of further information
provide the Agent with such financial or other information concerning the Vessel, the Borrower, the Guarantor and their respective affairs and activities including, but not limited to, financial standing, Indebtedness, balance sheet, repayment schedules, operating expenses, charter arrangements, time-charter hire commitments and operations as the Agent or any Lender (acting through the Agent) may from time to time reasonably require and all other documentation and information as any Lender may from time to time require in order to comply with its, and all other relevant, know-your-customer  regulations or to be able to create its own financial model in respect of the Borrower and/or the Guarantor;
5.1.9	Obligations under this Guarantee
duly and punctually perform each of the obligations expressed to be imposed or assumed by it under this Guarantee and the Security Documents to which it is a party;

5.1.10	Compliance with Laws and payment of taxes
comply with, and will ensure that the Borrower, the Managers and the Vessel comply with, all relevant Environmental Laws, laws, statutes, directives, regulations, decrees, rulings and analogous rules (including, but not limited to, laws relating to any trading prohibition imposed by the Flag State, the country of incorporation of the Borrower and the Guarantor or the country of nationality of any crew member of the Vessel by which the Borrower is bound or any rules relating to international sanctions as set out in clause 8.1.22 of the Loan Agreement or otherwise) and have at all times all trading certificates necessary to carry out the trade in which the Vessel is engaged at any relevant time and pay all taxes for which it, the Guarantor and each Manager is liable as they fall due;
5.1.11	Subordination
ensure that all Indebtedness of the Borrower to the Guarantor or to any other Security Party is fully subordinated to the rights of the Banks under the Security Documents, in a form acceptable to the Agent (acting on the instructions of the Majority Lenders);
5.1.12	Delivery of reports
deliver to the Agent, and procure that the Borrower shall deliver to the Agent, concurrently with the issue thereof as many Certified Copies as the Agent may require of every report, circular, notice or like document issued by any Security Party to its creditors generally;
5.1.13	Vessel information
provide the Agent, and shall procure that the Borrower shall provide the Agent, promptly on request with all such information as it may from time to time reasonably require in relation to the Vessel, her Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents), her employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for her employment, or otherwise howsoever concerning her, as well as copies of all original class records held by the Classification Society in relation to the Vessel, all reports of port state control inspections of the Vessel and information on the financial and operating performance of the Vessel in such form as the Agent may approve or require and all such information as it may from time to time require to determine the Valuation Amount of the Vessel in accordance with clause 8.2.2 of the Loan Agreement;
5.1.14	Insolvency
not present a petition, give notice or take any other step which could result in the Borrower being declared insolvent or being dissolved or in the appointment of an administrator of a Borrower or have an effect equivalent or similar thereto;
5.1.15	Transactions with associated companies
not enter into any transactions with the Borrower or any other Security Party, other than on arm's length terms, and the Guarantor shall not encumber its rights under this Guarantee;
5.1.16	Prohibited Persons
not, and will procure that no Security Party will, to the best of its knowledge, have any course of dealings, directly or indirectly, with any Prohibited Person; and

5.1.17	Change in constitutional documents
not amend or vary its constitutional documents.
5.1.18	Anti-bribery
The Guarantor shall ensure that no Security Party nor any of its respective affiliates, officers, directors, employees or agents acting on its behalf will offer, give, insist on, receive or solicit any illegal payment or improper advantage to influence the action of any person in connection with any of its business.
5.1.19	Contractual recognition of bail-in
The Guarantor agrees to be bound by clause 12.4 (Contractual recognition of bail-in) of the Loan Agreement as if it is a party to the Loan Agreement.
5.1.20	Most-favoured lender clause
If the Guarantor enters into an agreement or instrument with any of its banks, financiers or any other financial institution pursuant to which the Guarantor grants to such banks, financiers or other financial institutions any financial covenant, or amends any financial covenant given to such banks, financiers or other financial institutions, measured by reference to the financial statements of the Guarantor, the Guarantor must give immediate notice of those new or amended financial covenants to the Agent, and if the Agent (acting reasonably) considers those covenants (taken as a whole) to be more favourable to those banks, financiers or other financial institutions than those contained in Clause 5.1.7 of this Guarantee (also taken as a whole) then the Guarantor shall enter into such documentation as the Agent shall reasonably require so that additional or amended financial covenants (taken as a whole) are given also to the Banks until the end of (i) the Facility Period or (ii) the period during which the additional or amended financial covenants will apply in favour of such banks, financiers or other financial institutions (whichever is the earlier).
6	BENEFIT OF THIS GUARANTEE
6.1	Benefit and Burden
This Guarantee shall be binding upon the Guarantor and its successors in title and shall enure for the benefit of the Security Trustee and its successors in title and its assignees and transferees.  The Guarantor expressly acknowledges and accepts the provisions of clause 15 of the Loan Agreement and agrees that any person in favour of whom an assignment or a transfer is made in accordance with such clause shall be entitled to the benefit of this Guarantee.
6.2	Changes in constitution of Security Trustee
Without prejudice to the provisions of clause 6.1, this Guarantee shall remain binding on the Guarantor notwithstanding any change in the constitution of the Security Trustee or the Security Trustee's absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Guarantee shall remain valid and effective in all respects in favour of any assignee, transferee or other successor in title of the Security Trustee in the same manner as if such assignee, transferee or other successor in title had been named in this Guarantee as a party instead of, or in addition to, the Security Trustee.

6.3	No assignment by Guarantor
The Guarantor may not assign or transfer any of its rights or obligations under or pursuant to this Guarantee.
6.4	Disclosure of information
Subject to clause 15.10 of the Loan Agreement, the Agent may disclose to a potential assignee or sub‑participant any information which the Agent has received in relation to the Guarantor or its affairs under or in connection with this Guarantee, the Loan Agreement and the Master Agreement.
7	NOTICES AND OTHER MATTERS
7.1	Notices
7.1.1
Unless otherwise specifically provided herein, every Notice under or in connection with this Guarantee shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax and/or electronically.

7.1.2	In this clause 7, "Notice" and or "Notices" includes any demand, consent, authorisation, approval, instruction, request, waiver or other communication.
7.2	Address for Notices, effective date of Notices
7.2.1
Subject to clause 7.2.2 and clause 7.2.3, Notices to the Guarantor shall be deemed to have been given, and shall take effect, when received in full legible form by the Guarantor at the address and/or fax number appearing below (or at such other address or fax number as the Guarantor may hereafter specify for such purpose to the Security Trustee by Notice in writing):

Address:          4 Messogiou & Evropis Street
151 24 Maroussi
Greece

Fax:                    +30 211 1804097
Attn:                  Anastasios Aslidis / George Kavalis
7.2.2
Notwithstanding the provisions of clause 7.2.1 or 7.2.4 a Notice given pursuant to clause 2 shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Security Trustee to the Guarantor to the address or fax number referred to in clause 7.2.1.

7.2.3
Subject to clause 7.2.4, Notices to the Security Trustee shall be deemed to be given, and shall take effect, when received in full legible form by the Security Trustee at the address and/or the fax number appearing below (or at such other address or fax number as the Security Trustee may hereafter specify for such purpose to the Guarantor by notice in writing):

Address              Friedrichswall 10
Hannover 30159
Germany

Fax no:	+49 511 361 4785
Attn:	Maritime Industries Department, Marilene Bauch

7.2.4
If under clause 7.2.1 or 7.2.3 any Notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

7.3	Electronic Communication
7.3.1
Any communication to be made by and/or between the Security Trustee and the Guarantor under or in connection with this Guarantee may be made by electronic mail or other electronic means, if and provided that all such parties

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(ii)	notify each other of any change to their electronic mail address or any other such information supplied by them.
7.3.2	Any electronic communication made by and/or between the Security Trustee and the Guarantor will be effective only when actually received in readable form.
7.4	No implied waivers, remedies cumulative
No failure or delay on the part of the Security Trustee in exercising any right, power, discretion or remedy under or pursuant to this Guarantee nor any actual or alleged course of dealing between the Security Trustee and the Guarantor shall operate as a waiver of, or acquiescence in, any default on the part of the Guarantor, unless expressly agreed to do so in writing by the Security Trustee nor shall any single or partial exercise by the Security Trustee of any right, power, discretion or remedy or the exercise by the Security Trustee of any other right, power, discretion or remedy. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law.
7.5	English translations
Any certificates, instruments and other documents to be delivered under or supplied in connection with this Guarantee shall be written in English or shall be accompanied by a certified English translation upon which the Security Trustee shall be entitled to rely.
7.6	Expenses
The Guarantor agrees to reimburse the Security Trustee on demand on a full indemnity basis for all legal and other costs, charges and expenses incurred by the Security Trustee in relation to the enforcement of this Guarantee against the Guarantor.
7.7	Partial Invalidity
If, at any time, any provision of this Guarantee is or becomes invalid, illegal or unenforceable in any respect, that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

8	JURISDICTION
8.1	Exclusive jurisdiction
For the benefit of the Security Trustee, and subject to clause 8.4 below, the Guarantor hereby irrevocably agrees that the courts of England shall have exclusive jurisdiction:
8.1.1
to settle any disputes or other matters whatsoever arising under or in connection with or in any way related to this Guarantee (or any non-contractual obligation arising out of or in connection with this Guarantee), and any disputes or other such matters arising in connection with the negotiation, validity, existence or enforceability of this Guarantee or any part thereof, whether the dispute or other matter arises under the law of England or under the law of some other country; and

8.1.2	to grant interim remedies, or other provisional or protective relief.
8.2	Submission and service of process
For the purpose of clause 8.1, the Guarantor irrevocably and unconditionally submits to the jurisdiction of the English courts.  Without prejudice to any other mode of service, the Guarantor:
8.2.1
irrevocably empowers and appoints Hill Dickinson Services (London) Limited at present of The Broadgate Tower, 20 Primrose Street, London EC2A 2EW, England, as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Guarantee;

8.2.2
agrees to maintain such an agent for service of process in England for so long as any amount is outstanding and/or the Guarantor has any actual or contingent liability arising out of or in connection with this Guarantee;

8.2.3	agrees that failure by a process agent to notify the Guarantor of service of process will not invalidate the proceedings concerned;
8.2.4
without prejudice to the effectiveness of service of process on its agent under sub-clause 8.2.1 but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 7.1 and 7.2 (Notices);

8.2.5
agrees that if the appointment of any person mentioned in sub-clause 8.2.1 above ceases to be effective, the Guarantor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within seven (7) days, the Security Trustee shall thereupon be entitled and is hereby irrevocably authorised by the Guarantor in those circumstances to appoint such person by notice to the Guarantor.

8.3	Forum non conveniens and enforcement abroad
The Guarantor:
8.3.1
waives any right and agrees not to apply to the English court or any other Court in any jurisdiction whatsoever or to stay or strike out proceedings commenced in England on the ground that England is an inappropriate forum and/or that there is another more appropriate forum and/or that proceedings have been or will be commenced in any other jurisdiction in connection with any dispute or other matter and/or related matter falling within clause 8.1, and

8.3.2
agrees that a judgment or order of an English court in a dispute or other matter falling within clause 8.1 shall be conclusive and binding on the Guarantor and may be enforced against it in the courts of any other jurisdiction.

8.4	Right of Security Trustee, but not Guarantor, to bring proceedings in any other jurisdiction
Nothing in this clause 8 limits the right of the Security Trustee to bring proceedings, including third party proceedings, against the Guarantor, or to apply for interim remedies, in connection with this Guarantee in any other court and/or concurrently in more than one jurisdiction. The obtaining by the Security Trustee of judgment in one jurisdiction shall not prevent the Security Trustee from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.
8.5	Enforceability despite invalidity of Guarantee
The jurisdiction agreement contained herein shall be severable from the remainder of this Guarantee and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Guarantee, or any part thereof, being held to be avoided and/or rescinded and/or terminated and/or discharged and/or frustrated and/or invalid, unenforceable, illegal, discharged or otherwise of no effect for any reason.
8.6	Effect in relation to claims by and against non‑parties
8.6.1
For the purpose of this clause "Foreign Proceedings" shall mean any legal action or other proceeding whatsoever brought or pursued in any jurisdiction other than England, arising out of or in connection with or in any way related to this Guarantee and/or any of the other Security Documents or any assets subject thereto or which would, if brought by the Guarantor against the Security Trustee have been required to be brought in the English courts.

8.6.2	The Guarantor shall not bring or pursue any Foreign Proceedings against the Security Trustee;
8.6.3
If, for any reason whatsoever, the Guarantor brings or pursues against the Security Trustee any Foreign Proceedings, the Guarantor shall indemnify the Security Trustee on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including but not limited to legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings as the Security Trustee certifies as having been incurred by it;

8.6.4
The Security Trustee and the Guarantor hereby agree and declare that the benefit of this clause 8 shall extend to and may be enforced by, any officer, employee, agent or business associate of the Security Trustee against whom the Guarantor brings a claim in connection howsoever with (i) the Loan Agreement, this Guarantee or any of the other Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by, on behalf of or for the benefit howsoever of the Security Trustee pursuant thereto, or which, if it were brought against the Security Trustee, would fall within the material scope of clause 8.1. In those circumstances this clause 8 shall be read and construed as if references to the Security Trustee were references to such officer, employee, agent or business associate, as the case may be but shall be without prejudice to any potential liability thereof for losses or damages caused to any Security Party by gross negligence or wilful default of such officer, employee, agent or business associate.

9	GOVERNING LAW
This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

IN WITNESS whereof the parties to this Guarantee have caused this Guarantee to be duly executed as a deed on the date first above written.

Schedule

 Form of Compliance Certificate

To:          Norddeutsche Landesbank Girozentrale (as Agent)
From:          Eurodry Ltd.

Date [ ] 200[ ]

Dear Sirs
Loan facility agreement dated 17 February 2016 (as amended by supplemental agreements dated 7 September 2017 and           2018, the "Loan Agreement") for a loan of (originally) up to USD16,560,000 made between (1) Kamsarmax One Shipping Ltd  as Borrower, (2) Norddeutsche Landesbank Girozentrale as Lender, (3) Norddeutsche Landesbank Girozentrale as Agent and Security Trustee and (4) Norddeutsche Landesbank Girozentrale as Swap Bank.
We refer to the Loan Agreement.  Words and expressions whose meanings are defined in the Loan Agreement shall have the same meanings when used herein.
We hereby confirm that [except as stated below] as at the date hereof to the best of our knowledge and belief after due inquiry:-
1.
all the Borrower's financial covenants in the Loan Agreement set out in clause 8 are being fully complied with, and, in particular, by reference to the latest audited financial statements, management accounts and all other current relevant information available to us:

(a)	the Net Worth of the Group is USD [ ];
(b)	the Group maintains a market capitalisation of USD[];
(c)	the Total Liabilities are USD [ ] and the Total Assets (adjusted for market values of vessels calculated in accordance with Clause 8.2.2) are USD [ ];
(d)	the Total Liabilities divided by the Total Assets (adjusted for market values of vessels calculated in accordance with Clause 8.2.2) is [ ]%;
(e)	the amount of cash or cash equivalents held in the Earnings Account is $[]; and
(f)	the amount of cash or cash equivalents held in the Drydock Reserve Account is $[ ].
2.          no Default has occurred
3.
the representations set out in clause 7 of the Loan Agreement are true and accurate with reference to all facts and circumstances now existing and all Required Authorisations have been obtained and are in full force and effect.

[State any exceptions/qualifications to the above statements]
Yours faithfully
Eurodry Ltd.
By________________________
Chief Financial Officer: Eurodry Ltd.

SIGNED and DELIVERED as a DEED	)
by STEFANIA KARMIRI	)
for and on behalf of	)
EURODRY LTD.	)
its duly authorised Attorney	)
pursuant to a power of attorney	)
dated 2018)		………………………………
in the presence of:	)	Attorney-in-fact

SIGNED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
NORDDEUTSCHE LANDESBANK GIROZENTRALE	)	………………………………
in the presence of:	)	Attorney-in-fact